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                                                              Exhibit 23(d)(iii)

                         EXPENSE LIMITATION UNDERTAKING

                   WOOD, STRUTHERS & WINTHROP MANAGEMENT CORP.
                                 277 Park Avenue
                            New York, New York 10172

                                                               February 22, 1999

WINTHROP FOCUS FUNDS
277 Park Avenue
New York, New York 10172

Dear Sirs:

                  Wood, Struthers & Winthrop Management Corp. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses paid or payable by each class of the series (the "Series") of the Winthrop Focus Funds (the "Fund") referenced below to be limited to the following percentage of each class's average daily net assets over the Series current fiscal year (the "Limitation"):

Fixed Income Fund   Class A  1.00%   Municipal Trust Fund         Class A  1.00%
                    Class B  1.70%                                Class B  1.70%
                    Class D    .70%

To determine the amount of the Series' expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days within the Series's fiscal year (365 days) (the "Prorated Limitation"). The Prorated Limitation shall be multiplied by the prior day's net assets of the Series in order to produce the allowable daily expenses to be recorded and accrued for the Series (the "Allowable Expenses"). If the expenses incurred by the Series which will be estimated and accrued daily, exceed the Allowable Expenses, we shall be responsible for aggregating such excess expenses each month and will (i) reduce our

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advisory fees for such month and/or (ii) reimburse the Series for such month, accordingly.

                  For purposes of this undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of the Series' fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term.

                  We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                           Very truly yours,

                                           WOOD, STRUTHERS & WINTHROP
                                             MANAGEMENT CORP.

                                           By: /s/ Martin Jaffe
                                               ----------------------
                                               Name:  Martin Jaffe
                                               Title: